EXHIBIT 2

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
8/23/20121	Purchase	$ 11.2431	3808
8/24/20122	Purchase	$ 11.2264	17141
8/27/20123	Purchase	$ 11.2340	500
9/12/20124	Purchase	$ 10.8835	63200
9/21/20125	Purchase	$ 11.2080	31000
9/24/20126	Purchase	$ 11.2387	25900
9/25/20127	Purchase	$ 11.0169	76900
9/26/20128	Purchase	$ 10.8965	9500
9/27/20129	Purchase	$ 11.0581	6760
9/28/201210	Purchase	$ 11.0087	4151
10/8/201211	Purchase	$ 10.7408	22800

1 This transaction was executed in multiple trades at prices ranging from $11.20 – 11.25.
2 This transaction was executed in multiple trades at prices ranging from $11.18 – 11.25.
3 This transaction was executed in multiple trades at prices ranging from $11.23 – 11.25.
4 This transaction was executed in multiple trades at prices ranging from $10.65 – 11.00.
5 This transaction was executed in multiple trades at prices ranging from $11.15 – 11.25.
6 This transaction was executed in multiple trades at prices ranging from $11.22 – 11.25.
7 This transaction was executed in multiple trades at prices ranging from $10.89 – 11.20.
8 This transaction was executed in multiple trades at prices ranging from $10.82 – 10.94.
9 This transaction was executed in multiple trades at prices ranging from $10.98 – 11.09.
10 This transaction was executed in multiple trades at prices ranging from $10.97 – 11.14.
11 This transaction was executed in multiple trades at prices ranging from $10.70 – 10.75.